AMENDMENT NO. 14 RELATING TO PURCHASE AGREEMENT

     This Amendment Agreement (this "Agreement"), is made as of the 10th day of April, 2013, by and among POLYMET MINING CORP., a company existing under the laws of British Columbia (the "Company"), POLY MET MINING, INC., a corporation existing under the laws of the State of Minnesota (the "Issuer"), and GLENCORE AG, a corporation existing under the laws of Switzerland (the "Purchaser").

RECITALS

     WHEREAS, the Company, the Issuer and the Purchaser are parties to that certain Purchase Agreement, dated as of October 31, 2008, as amended by Letter Agreement, dated November 28, 2008, as further amended by Amendment Letter No. 2, dated December 12, 2008, as further amended by Amendment Letter No. 3, dated December 19, 2008, as further amended by Amendment Letter No. 4, dated January 30, 2009, as further amended by Amendment Letter No. 5, dated February 24, 2009, as further amended by Amendment Letter No. 6, dated March 30, 2009, as further amended by Amendment Letter No. 7, dated April 28, 2009, as further amended by Amendment Letter No. 8, dated June 4, 2009, as further amended by Amendment Letter No. 9, dated August 31, 2009, as further amended by Amendment Letter No. 10, dated October 20, 2009, as further amended by Amendment Letter No. 11, dated November 16, 2009, as further amended by the 2010 Amendment and Waiver (as defined below), and as further amended by the 2011 Amendment and Waiver (as defined below) (as amended, supplemented or otherwise modified from time to time, the "Purchase Agreement");

     WHEREAS, pursuant to the Purchase Agreement, among other things, (1) the Issuer agreed to issue Floating Rate Secured Debentures due September 30, 2011 (each, a "Debenture" and collectively, the "Debentures") in five separate tranches, consisting of four Debentures in the aggregate principal amount of US$25,000,000 and a fifth Debenture in the principal amount of US$25,000,000 (the "Original Tranche E Debenture"), in each case to be issued and delivered by the Issuer and paid for by the Purchaser upon fulfillment or waiver of certain conditions set forth therein; and (2) the Company issued (i) a warrant, exercisable from time to time (the "Exchange Warrant"), to purchase common shares of the Company, without par value (the "Common Shares"), in an amount equal to the principal amount of the Debentures divided by US$4.00;

     WHEREAS, (1) the first Debenture in the original principal amount of US$7,500,000 (the "Tranche A Debenture") was issued to the Purchaser on October 31, 2008; (2) the second Debenture in the original principal amount of US$7,500,000 (the "Tranche B Debenture") was issued to the Purchaser on December 24, 2008; (3) the third Debenture in the original principal amount of US$5,000,000 (the "Tranche C Debenture") was issued to the Purchaser on June 18, 2009; (4) the fourth Debenture in the original principal amount of US$5,000,000 (the "Tranche D Debenture" and together with the Tranche A Debenture, Tranche B Debenture and Tranche C Debenture, the "Outstanding Debentures") was issued to the Purchaser on September 2, 2009; and (5) US$5,751,134 of interest has been capitalized as at the date hereof in connection with the Outstanding Debentures;

     WHEREAS, the Company, the Issuer and the Purchaser entered into an Amendment and Waiver, dated as of November 12, 2010 (the "2010 Amendment and Waiver"), pursuant to which, among other things, (1) the maturity date of each of the Outstanding Debentures and the expiration date of the Exchange Warrant were extended from September 30, 2011 to September 30, 2012, and (2) any and all obligations of the Issuer to issue the Original Tranche E Debenture and any and all obligations of the Purchaser to purchase the Original Tranche E Debenture pursuant to the Purchase Agreement were terminated and discharged in all respects (the "Original Tranche E Debenture Termination");

     WHEREAS, the Company, the Issuer and the Purchaser entered into an Amendment and Waiver, dated as of November 30, 2011 (the "2011 Amendment and Waiver"), pursuant to which, among other things, the maturity date of each of the Outstanding Debentures was extended from September 30, 2012 to the earlier to occur of certain events or September 30, 2014;

     WHEREAS, the Company has agreed to raise US$60,000,000 pursuant to a rights offering (the "Rights Offering");

     WHEREAS, the Purchaser and the Company desire to enter into, on the date hereof, a standby purchase agreement (the "Standby Purchase Agreement") pursuant to which, among other things, the Purchaser will agree to act as a standby purchaser of Common Shares not otherwise subscribed for under the Rights Offering;

     WHEREAS, the Company, the Issuer and the Purchaser desire to rescind the Original Tranche E Debenture Termination and amend the obligations of the Issuer pursuant to the Purchase Agreement to issue a fifth Debenture in the principal amount of US$20,000,000 (the "Amended Tranche E Debenture") and the obligations of the Purchaser to purchase the Amended Tranche E Debenture pursuant to the Purchase Agreement, on the terms and subject to the conditions contained in this Agreement;

     WHEREAS, the Amended Tranche E Debenture will mature on the earlier to occur of the completion of the Rights Offering and May 1, 2014; and

     WHEREAS, the execution of this Agreement is a condition precedent to the execution of the Standby Purchase Agreement.

     NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Definitions

Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2.	Rescission of Original Tranche E Debenture Termination

The Company, the Issuer and the Purchaser hereby agree that section 2 of the 2010 Amendment and Waiver is hereby cancelled and rescinded ab initio from and after the Effective Date (as defined in Section 4 hereof).

3.	Amendment to the Purchase Agreement

The Company, the Issuer and the Purchaser hereby agree to amend the Purchase Agreement from and after the Effective Date as follows notwithstanding any contrary provision therein:

(a)	The following definitions shall be added to Section 1:

"Amendment No. 14 to the Purchase Agreement" means the amending agreement made as of April 10, 2013 by and among the Company, the Issuer and the Purchaser."

(b)

“Debentures” means the Tranche A Debenture, the Tranche B Debenture, the Tranche C Debenture, the Tranche D Debenture and the Tranche E Debenture; provided, however, as used in and with respect to the Exchange Warrant, the term “Debentures” shall mean the Tranche A Debenture, the Tranche B Debenture, the Tranche C Debenture and the Tranche D Debenture and shall not include the Tranche E Debenture.

(c)

"Tranche E Closing Date" shall mean the Business Day next following the date the conditions set out in subsections (a) to (p) in Section 4.7 are fulfilled by the Issuer and the Company or waived in writing by the Purchaser;

(d)

"Tranche E Debenture" shall mean a fifth Debenture in the principal amount of US$20,000,000 to be issued and delivered by the Issuer and paid for by the Purchaser in the amount of the Tranche E Subscription Amount on the Tranche E Closing Date, in the form attached as Exhibit A to Amendment No. 14 to the Purchase Agreement;

(e)	"Tranche E Subscription Amount" shall mean US$20,000,000;

(f)	The following Section 2.9 shall be added to the Purchase Agreement:

"2.9. References to Agreements. References to any agreement, document or instrument shall mean such agreement, document or instrument as amended, modified, supplemented or restated from time to time, including with respect to the Purchase Agreement, by Amendment No. 14 to the Purchase Agreement."

(g)	Section 4.7 of the Purchase Agreement shall be deleted in its entirety and shall be replaced with the following:

"Tranche E Closing. On the Tranche E Closing Date, provided the conditions set out below in subsections (a) to (p) in this Section 4.7 have been fulfilled by the Issuer and the Company or waived in writing by the Purchaser, the Purchaser shall promptly initiate and cause a wire transfer in same day funds to be sent to the account of the Issuer, as instructed in writing by the Issuer, in an amount equal to the Tranche E Subscription Amount. On the date such funds have been received by the Issuer, the Tranche E Debenture shall be released from escrow to the Purchaser whereupon the Tranche E Debenture shall be deemed to be issued and the Purchaser shall fill in by hand the date of such receipt as the date of issuance of the Tranche E Debenture. The above-mentioned conditions are as follows:

(a)	the execution of the Standby Purchase Agreement by the Purchaser and the Company;

(b)

the Company shall have prepared and filed a Preliminary Prospectus (as defined in the Standby Purchase Agreement) with the Securities Authorities (as defined in the Standby Purchase Agreement) and Registration Statement (as defined in the Standby Purchase Agreement) with the United States Securities and Exchange Commission and obtained a receipt or analogous decision document with respect thereto;

(c)

the Issuer shall have executed and registered an amendment to the Erie Plant Mortgage to reflect Amendment No. 14 to the Purchase Agreement and the issuance of the Tranche E Debenture (the "Tranche E Erie Plant Mortgage Amendment") and delivered copies of such registered Tranche E Erie Plant Mortgage Amendment to the Purchaser, and shall have paid the mortgage registration fee payable in connection therewith;

(d)

the Issuer shall have obtained, and delivered to the Purchaser, a standard “date-down” endorsement to the Purchaser’s lender’s policy of title insurance with respect to the Erie Plant Mortgage, insuring that the lien of the Erie Plant Mortgage remains, as of the date of registration of the Tranche E Erie Plant Mortgage Amendment, in full force and effect as a first mortgage lien on the premises described thereon, without any Encumbrances other than those listed on the Purchaser’s original policy of title insurance;

(e)

the actual and proposed capital expenditures and other expenses of the Company and the Issuer shall be in material compliance with the projections and planned expenditures set out in the NorthMet Project Budget for fiscal year 2014 and presented to the Board of Directors of the Company in November 2012 and each of the Company and the Issuer shall have delivered an officer’s certificate dated the Tranche E Closing Date to the Purchaser to such effect;

(f)

the representations and warranties set forth in Section 5.1 shall be true and correct in all respects on and as of the Tranche E Closing Date, by reference to the facts and circumstances then existing (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct in all respects as of that date) and each of the Company and the Issuer shall have delivered an officer’s certificate dated the Tranche E Closing Date to the Purchaser to such effect;

(g)	the Company and the Issuer shall have executed and delivered to the Purchaser:

	(i)	in escrow the Tranche E Debenture, undated, duly executed by the Issuer and registered in the name of the Purchaser;

(ii)

a certificate dated the Tranche E Closing Date of an officer of the Company and the Issuer, respectively, certifying the resolutions authorizing the Standby Purchase Agreement and Amendment No. 14 to the Purchase Agreement, confirming that the resolutions referred to in Sections 4.2(d) and 4.2(e) of the Purchase Agreement have not been rescinded or modified by the Company or the Issuer, respectively, and a certificate of status, good standing or like certificate dated the Tranche E Closing Date with respect to the Issuer and to the Company and issued by appropriate government officials of the jurisdiction of its organization; and

	(iii)	written confirmation of the Company dated the Tranche E Closing Date that its obligations under the Parent Guarantee remain in full force and effect following the issuance of the Tranche E Debenture;

(h)	the execution of the confirmation of secured obligations agreement dated April 10, 2013 by the Purchaser, the Issuer and the Company;

(i)

the Purchaser shall have received opinions dated the Tranche E Closing Date of counsel to the Company and of counsel to the Issuer, addressed to the Purchaser, substantially in the forms attached hereto as Exhibits K-1 through K-3, but limited to Amendment No. 14 to the Purchase Agreement and the Tranche E Debenture, the documents executed and delivered by the Issuer in respect of the Tranche E Erie Plant Mortgage Amendment, the confirmations of the Company referred to in Section 4.7(g)(iii) and such matters as the Purchaser may request, acting reasonably;

(j)

the Company and the Issuer shall be in compliance with their covenants hereunder and their covenants in the Ancillary Agreements and the Security Documents, and each of the Company and the Issuer shall have delivered an officer’s certificate dated the Tranche E Closing Date to the Purchaser to such effect;

(k)

no Event of Default shall have occurred and be continuing, and each of the Company and the Issuer shall have delivered an officer’s certificate dated the Tranche E Closing Date to the Purchaser to such effect;

(l)

all interest and other payments then payable under the Tranche A Debenture, the Tranche B Debenture, the Tranche C Debenture and the Tranche D Debenture shall have been paid on a timely basis and no such payments shall be late or outstanding;

(m)

no event has occurred or failed to occur since January 31, 2012 which has had or could reasonably be expected to have a Material Adverse Effect, and each of the Company and the Issuer shall have delivered an officer’s certificate dated the Tranche E Closing Date to the Purchaser to such effect;

(n)

the Purchaser shall be satisfied, acting reasonably, that all registrations and other actions necessary to perfect the security interest created by the Security Documents and maintain the priority of the Encumbrances in favour of the Purchaser have been made or taken;

(o)	none of the assets of the Company or the Issuer shall be subject to any Encumbrances other than Permitted Encumbrances; and

(p)

the Purchaser being satisfied that there is no pending or threatened judicial, administrative or other proceedings, investigations or litigation which seek to adjourn, delay, enjoin, prohibit or impose material limitations on any aspect of the transactions contemplated by this Agreement, the Ancillary Agreements or the Security Documents or which has, or could reasonably be expected to have a Material Adverse Effect."

4.	Effectiveness

This Agreement shall become effective and be deemed effective as of the date hereof upon execution of counterparts of this Agreement by each of the Company, the Issuer and the Purchaser (the "Effective Date").

5.	Representations and Warranties of the Company and the Issuer

(a)

Each of the Company and the Issuer hereby confirms the representations and warranties in the Purchase Agreement are true and accurate as if the representation and warranty was given as of the date hereof and makes the following additional representations and warranties to the Purchaser:

(i)

Authorization; Enforcement. Each of the Company and the Issuer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the Issuer and the consummation by the Company and the Issuer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and the Issuer and no further action is required by the Company and the Issuer, their boards of directors or their shareholders in connection herewith. This Agreement has been duly executed by the Company and the Issuer and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and the Issuer enforceable against the Company and the Issuer in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) The Purchaser hereby makes the following representations and warranties to the Company and the Issuer:

(i)

Authorization; Enforcement. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser and no further action is required by the Purchaser, its board of directors or its shareholders in connection herewith. This Agreement has been duly executed by the Purchaser and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

6.	Effect on Agreements

Except as expressly amended hereby, all of the terms and conditions of the Agreements (as defined in the Purchase Agreement), as amended, shall remain in full force and effect after the execution of this Agreement.

7.	Amendments and Waivers

The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company, the Issuer and the Purchaser.

8.	Notices

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the applicable Agreement (as defined in the Purchase Agreement).

9.	Successors and Assigns

This Agreement may not be assigned by any party with the prior written consent of the other parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.	Execution and Counterparts

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

11.	Expenses

The parties hereto shall each pay the legal fees and disbursements of their respective legal counsel in connection with the preparation, negotiation, execution and delivery of this Agreement.

12.	Further Assurances

The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

13.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof that would defer to the substantive laws of another jurisdiction.

14.	Severability

If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15.	Headings

The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

POLYMET MINING CORP.

By:	/s/ Douglas J. Newby
Name: Douglas J. Newby
Title: Chief Financial Officer

POLY MET MINING, INC.

By:	/s/ Douglas J. Newby
Name: Douglas J. Newby
Title: Chief Financial Officer

GLENCORE AG

By:	/s/ Richard Marshall	/s/ Andreas Hubmann
	Name: Richard Marshall	Andreas Hubmann
	Title: Officer	Director